Exhibit 10.2

EXECUTION COPY

SECURITY AGREEMENT

DATED AS OF APRIL 10, 2006

among

THE PRINCETON REVIEW, INC.,

as Borrower,

and

the Guarantors party hereto,

(collectively with the Borrower, as Grantors)

and

GOLUB CAPITAL INCORPORATED,
as Administrative Agent

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SECTION 5.	REMEDIES AND DISPOSITION OF COLLATERAL		11

5.1	Remedies		11
5.2	Appointment of Attorney-in-Fact		12
5.3	Limitation on Duty of Administrative Agent and Lenders with Respect to Collateral		12
5.4	Application of Proceeds		13
5.5	License of Intellectual Property		13
5.6	Waivers; Non-Exclusive Remedies		13

SECTION 6.	MISCELLANEOUS		13

6.1	Expenses and Attorneys’ Fees		13
6.2	Indemnity		14
6.3	Notices		15
6.4	Survival of Representations and Warranties and Certain Agreements		15
6.5	Indulgence Not Waiver		15
6.6	Marshaling; Payments Set Aside		15
6.7	Entire Agreement		15
6.8	Severability		15
6.9	Headings		15
6.10	Governing Law; Waiver of Jury Trial		15
6.11	Successors and Assigns		16
6.12	No Fiduciary Relationship; No Duty; Limitation of Liabilities.		16
	(A)	No Fiduciary Relationship	16
	(B)	No Duty	16
	(C)	Limitation of Liabilities	16
6.13	Construction		16
6.14	Counterparts; Effectiveness		16

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EXHIBITS

SCHEDULES

2.1(A)(1)	Commercial Tort Claims
3.1(I)	Intellectual Property
3.1(K)	Bank Accounts
3.1(L)	Bailees
3.2

Business and Trade Names (Present and Past Five Years); Location of Principal Place of Business, Books and Records and Collateral; State (other Jurisdiction) of Organization and Organizational Identification Number

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SECURITY AGREEMENT

          This SECURITY AGREEMENT (this “Agreement”) is dated as of April 10, 2006 and entered into among THE PRINCETON REVIEW, INC., a Delaware corporation (“Borrower”), THE SUBSIDIARIES SIGNATORY HERETO of Borrower (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”) and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof (each of Borrower, each Subsidiary Grantor and each Additional Grantor being a “Grantor” and collectively the “Grantors”) and GOLUB CAPITAL INCORPORATED, as administrative agent for itself as a lender (“Administrative Agent”) and the lenders (each a “Lender” and collectively the “Lenders”) party to that certain Credit Agreement dated as of the date hereof among Borrower, Administrative Agent and the Lenders.

          WHEREAS, Borrower desires to borrow Loans from the Administrative Agent and the Lenders in the aggregate principal amount of $6.0 million pursuant to the terms of the Credit Agreement and the related Loan Documents; and

          WHEREAS, to secure the Obligations of the Borrower under the Credit Agreement and the related Loan Documents, Grantors grant to Administrative Agent, for the benefit of the Lenders, a security interest in and lien upon all of Grantors’ real and personal property.

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Grantors and Administrative Agent agree as follows:

SECTION 1.   DEFINITIONS AND ACCOUNTING TERMS

          1.1          Certain Defined Terms.  The capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Credit Agreement.

          1.2          UCC Defined Terms.  The following terms used in this Agreement shall have the respective meanings provided for in the UCC: “Accounts”, “Account Debtor”, “Buyer in Ordinary Course of Business”, “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit”, “Letter-of-Credit Rights”, “Licensee in Ordinary Course of Business”, “Payment Intangibles”, “Proceeds”, “Record”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

          1.3          Other Definitional Provisions.  References to “Sections”, “subsections”, “Riders”, “Exhibits”, “Schedules” and “Addenda” shall be to Sections, subsections, Riders, Exhibits, Schedules and Addenda, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in subsection 1.1 or otherwise in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 2.   COLLATERAL

          2.1          Grant of Security Interest.

          (A)          Grant of Liens in the Collateral.  To secure the payment and performance of the Obligations, including all renewals, extensions, restructurings and refinancings of any or all of the Obligations, Grantors hereby grant to Administrative Agent, for the benefit of the Lenders, a continuing security interest in, lien and mortgage in and to, right of setoff against and collateral assignment of all of Grantors’ personal property and all rights to such personal and real property, in each case, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the “Collateral”), including, without limitation, all:  (1) Accounts; (2) Chattel Paper; (3) Commercial Tort Claims, including those specified on Schedule 2.1(A)(1); (4) Deposit Accounts and cash and other monies and property of Grantors in the possession or under the control of Administrative Agent and any Lender; (5) Documents; (6) Equipment; (7) Fixtures; (8) General Intangibles (including Intellectual Property); (9) Goods; (10) Instruments; (11) Inventory; (12) Investment Property; (13) Letter-of-Credit Rights and Supporting Obligations; and (14) other personal property whether or not subject to the UCC; and together with all books, Records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing Software that at any time evidence or contain information relating to any of the property thereon; and Proceeds and products of all or any of the property described above.  Notwithstanding the foregoing, and except with respect to property for which the UCC limits the effectiveness of restrictions on assignment or transfer pursuant to Sections 9-407, 9-408, 9-409 or otherwise, Collateral shall not include any property of Grantors to the extent that the granting of a security interest in such property requires third party consent without breach or other material adverse consequences to Grantors, and to any such property Grantor hereby irrevocably appoints Administrative Agent as its agent and attorney-in-fact, coupled with an interest, to enforce Grantors’ rights in such property.

          (B)          Grantors Remain Liable.  Anything herein to the contrary notwithstanding: (1) Grantors shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement or the other Loan Documents had not been executed; (2) the exercise by Administrative Agent of any of the rights under this Agreement or the other Loan Documents shall not release Grantors from any of their respective duties or obligations to the parties under the contracts and agreements included in the Collateral; (3) Administrative Agent shall have no obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or the other Loan Documents, nor shall Administrative Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned under this Agreement or the other Loan Documents; and (4) Administrative Agent shall have no liability in contract or tort for Grantors’ acts or omissions.

          2.2          Endorsement; Insurance Claims.  Grantors hereby constitute and appoint Administrative Agent and all Persons designated by Administrative Agent for that purpose as Grantors’ true and lawful attorney-in-fact, with power in the place and stead of each Grantor and in the name of such Grantor, (A) to endorse any Grantor’s name to any of the items of payment or proceeds described herein and all proceeds of Collateral that come into Administrative Agent’s possession or under Administrative Agent’s control, including without limitation, with respect to any drafts, Instruments, Documents and Chattel Paper, provided that prior to the occurrence and continuance of an Event of Default, Administrative Agent shall remit all such proceeds received to Grantor, and (B) upon the occurrence and during the continuance of an Event of Default, to obtain, adjust and settle insurance claims, which are required to be paid to Administrative Agent.  Grantors hereby ratify and approve all acts of Administrative Agent made or taken pursuant to this subsection 2.2.  Both the appointment of Administrative Agent as Grantors’ attorney and Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, until indefeasible payment in full, in cash, of all Obligations.

SECTION 3.   REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

          To induce Administrative Agent to enter into the Credit Agreement and Loan Documents each Grantor represents, warrants and covenants to Administrative Agent that the following statements are and will be true, correct and complete and, unless specifically limited, shall remain so, until indefeasible payment in full, in cash, of all Obligations.

          3.1          Collateral Warranties and Covenants.

          (A)          Accounts Warranties and Covenants.  Except as otherwise disclosed to Administrative Agent in writing from time to time or as may consistent with Borrower’s past business practices, as to each Grantor’s existing Accounts and each of its hereafter arising Accounts, each Grantor represents and warrants to such Grantor’s knowledge that: at the time of its creation, such Account is a valid, bona fide obligation, representing an undisputed indebtedness incurred by the Account Debtor (and any other Person obligated on such Account) for property actually sold or for services completely rendered or to be rendered in the ordinary course of business; there are no defenses, setoffs, offsets, claims, or counterclaims, genuine or otherwise, against such Account; such Account does not represent a sale to a Subsidiary or an Affiliate, or a consignment, sale or return or a bill and hold transaction; the amount represented by Grantor to Administrative Agent as owing by each Account Debtor (and by each of the other Persons obligated on such Account) is, or will be, the correct amount actually and unconditionally owing, no agreement exists permitting any other deduction or discount, except as may be consistent with each Grantor’s past business practices, or otherwise on terms which such Grantor in good faith considers advisable; such Grantor is the lawful owner of such Account and has the right to assign the same to Administrative Agent, except to the extent such assignment is limited by the Assignment of Claims Act or similar state law, for the benefit of Administrative Agent; such Account is free of all Liens, other than Permitted Encumbrances, and such Account constitutes, the legally valid and binding obligation of the applicable Account Debtor (and any other Person obligated on such Account) and is due and payable in accordance with its terms.

          Each Grantor shall, at its own expense use commercially reasonable efforts to assure prompt payment of all amounts due or to become due under Accounts.  Administrative Agent, or its designee, shall have the right, at any time or times hereafter, to verify the validity, amount or any other matter relating to any Account, by mail, telephone or in person.  After the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right at any time (i) to exercise the rights of such Grantor, with respect to the obligation of the Account Debtor (or any other Person obligated on such Account) to make payment or otherwise render performance to such Grantor, and with respect to any property that secures the obligations of the Account Debtor or of any such other Person obligated on such Account; and (ii) to adjust, settle or compromise the amount or payment of any such Account or release wholly or partly any Account Debtor or obligor thereunder or allow any credit or discount thereon.

          (B)          Inventory Warranties and Covenants.  Except as otherwise disclosed to Administrative Agent in writing from time to time or as may consistent with Borrower’s past business practices, all of Grantors’ Inventory is in all material respects of quality and quantity usable and, with respect to finished goods, saleable in the ordinary course of business, except for obsolete items and items below standard quality which are subject to applicable reserves, such Inventory is not subject to any licensing, patent, trademark, trade name or copyright agreement with any Person that materially restricts Grantors’ ability to manufacture and/or sell the Inventory.  The completion and manufacturing process of such Inventory by a Person other than Grantor would be permitted under any contract (other than any contract with the United States of America or any State or municipal government or any department, instrumentality or agency thereof) to which a Grantor is a party or to which the Inventory is subject.  To each Grantor’s knowledge, none of Grantor’s Inventory has been or will be produced in violation of the Fair Labor Standards Act and subject to the so-called “hot goods” provisions contained in Title 29 U.S.C. 215 or in violation of any other law.  All inventory and products owned by Persons other than a Grantor or such Grantor’s customers and located on any premises owned, leased or controlled by Grantor, shall be separately and conspicuously identified as such and shall be segregated from such Grantor’s or its customers’ own Inventory located at such premises.

          (C)          Equipment Warranties and Covenants.  Each Grantor has maintained and shall cause all of its Equipment to be maintained in accordance with normal industry practice and is in good operating condition and working order, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.  None of Grantor’s Equipment (other than motor vehicles not having a market value in excess of $100,000 in the aggregate) is covered by any certificate of title and Grantor shall promptly notify Administrative Agent to the extent Grantor obtains any Equipment (other than motor vehicles not having a market value in excess of $100,000 in the aggregate) covered by any certificate of title.  Upon written request of Administrative Agent, each Grantor shall promptly deliver to Administrative Agent to hold, as bailee for the benefit of the Lenders, any and all certificates of title, applications for title or similar evidence of ownership of all of its Equipment and shall cause Administrative Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  No Grantor shall permit any such items to become Fixtures to real estate other than real estate subject to mortgages or deeds of trust in favor of Administrative Agent.

          (D)          Chattel Paper Warranties and Covenants.  As of the Closing Date, each Grantor does not hold any Chattel Paper and does not anticipate holding any Chattel Paper in the ordinary course of its business.  To the extent each Grantor holds or obtains any Chattel Paper in an amount in excess of $100,000 in the aggregate, Grantor will promptly (1) deliver to Administrative Agent all such Tangible Chattel Paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent and (2) provide Administrative Agent with Control of all such Electronic Chattel Paper, by having Administrative Agent identified as the assignee of the Records(s) pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of Control set forth in the UCC.  Each Grantor will also deliver to Administrative Agent all security agreements securing any Chattel Paper in an amount in excess of $100,000 in the aggregate and authorize UCC financing statement amendments assigning to Administrative Agent any UCC financing statements filed by such Grantor in connection with such security agreements.  Each Grantor will mark conspicuously all Chattel Paper in an amount in excess of $100,000 in the aggregate with a legend, in form and substance satisfactory to Administrative Agent, indicating that such Chattel Paper is subject to the Lien of Administrative Agent.

          (E)          Instruments Warranties and Covenants.  Grantor will deliver to Administrative Agent all Instruments in an amount in excess of $100,000 in the aggregate it holds or obtains duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent.  Each Grantor will also deliver to Administrative Agent all security agreements securing any Instruments in an amount in excess of $100,000 in the aggregate and authorize UCC financing statement amendments assigning to Administrative Agent any UCC financing statements filed by such Grantor in connection with such security agreements.

          (F)          Investment Property Warranties and Covenants.  Each Grantor will take any and all actions required or requested by Administrative Agent, from time to time, to cause Administrative Agent to obtain Control of any Investment Property owned by Grantor in a manner acceptable to Administrative Agent, including obtaining from any issuers of such Investment Property and such other Persons, for the benefit of Administrative Agent, written confirmation of Administrative Agent’s Control over such Investment Property upon terms and conditions acceptable to Administrative Agent.  Prior to the occurrence and continuance of an Event of Default, Administrative Agent will not exercise any rights with respect to the Investment Property subject to its Control and will not prevent Grantor from disposing of such Investment Property or exercising any other rights with respect thereto to the extent not prohibited under this Agreement.

          (G)          Letters of Credit Warranties and Covenants.  If requested by Administrative Agent, each Grantor will deliver to Administrative Agent all Letters of Credit in an amount in excess of $100,000 in the aggregate under which it is the beneficiary or is otherwise entitled to receive proceeds duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Administrative Agent.  Each Grantor will also deliver to Administrative Agent all security agreements securing any such Letters of Credit and authorize UCC financing statement amendments assigning to Administrative Agent any UCC financing statements filed by Grantor in connection with such security agreements.  Each Grantor will take any and all actions necessary (or required or requested by Administrative Agent), from time to time, to cause Administrative Agent to obtain Control of any Letter-of-Credit Rights owned by Grantor in a manner acceptable to Administrative Agent.

          (H)          General Intangibles Warranties and Covenants.  Each Grantor shall use its best efforts to obtain any consents, waivers or agreements necessary to enable Administrative Agent to exercise remedies hereunder and under the other Loan Documents with respect to any of Grantor’s rights under any General Intangibles constituting Collateral, including Grantor’s rights as a licensee of computer software.

          (I)          Intellectual Property Warranties and Covenants.  Each Grantor owns, is licensed to use or otherwise has the right to use, all Intellectual Property material to the conduct of its business as currently conducted, and all registered Intellectual Property is identified on Schedule 3.1(I).  Except as set forth on Schedule 3.1(I), to Grantors’ and Subsidiaries’ knowledge, there are no restrictions on Grantor’s and each of its Subsidiaries’ right to create a Lien in such Intellectual Property nor in Administrative Agent’s right to perfect and enforce such Lien.  Each Grantor shall concurrently herewith deliver to Administrative Agent the Intellectual Property Security Agreement and all other documents, instruments and other items as may be necessary for Administrative Agent to file such agreement with the U.S. Copyright Office and the U.S. Patent and Trademark Office.  The Copyrights, Patents and Trademarks listed on the respective schedules to the Intellectual Property Security Agreement constitute all of the material Patents, Trademarks and government registered Copyrights owned by each Grantor and its Subsidiaries.  If, a Grantor acquires or becomes entitled to any new or additional Patents, Trademarks or federally registered Copyrights, or rights thereto, in each case to the extent constituting Collateral, such Grantor shall give to Administrative Agent notice thereof as provided in the Credit Agreement, and shall amend the schedules to the respective security agreements or enter into new or additional security agreements to include any such new Patents or government registered Copyrights or Trademarks.  Each Grantor shall, except as may be consistent with such Grantor’s past business practices, or otherwise as such Grantor in good faith considers advisable: (1) prosecute diligently any copyright, patent or trademark application at any time pending; (2) make application for registration or issuance of all new copyrights, patents and trademarks as reasonably deemed appropriate by such Grantor; (3) preserve and maintain all rights in the Intellectual Property; and (4) use its best efforts to obtain any consents, waivers or agreements necessary to enable Administrative Agent to exercise its remedies with respect to the Intellectual Property constituting Collateral.  Each Grantor shall not abandon any material right to file a material copyright, patent or trademark application nor shall such Grantor abandon any material pending copyright, patent or trademark application, or any material Copyright, Patent or Trademark without the prior written consent of Administrative Agent.  The execution, delivery and performance of this Agreement by each Grantor will not violate or cause a default under any of the Intellectual Property or any agreement in connection therewith.

          (J)          Commercial Tort Claims Warranties and Covenants.  Except for matters disclosed on Schedule 2.1(A)(1), each Grantor does not own any Commercial Tort Claims.  Each Grantor shall advise Administrative Agent promptly upon Grantor becoming aware that it owns any one Commercial Tort Claim in an amount in excess of $100,000 or Commercial Tort Claims in an aggregate amount in excess of $250,000.  With respect to any new Commercial Tort Claim, each Grantor will execute and deliver such documents as Administrative Agent reasonably deems necessary to create, perfect and protect Administrative Agent’s security interest in such Commercial Tort Claim.

          (K)          Deposit Accounts; Bank Accounts Warranties and Covenants.  Schedule 3.1(K) sets forth the account numbers and locations of all Deposit Accounts or other bank accounts of Grantor.  Administrative Agent has a security interest in each such Deposit Account, which security interest shall be perfected by Control in accordance with, and to the extent provided by, the terms of the Credit Agreement.  After the date herein above first written, each Grantor shall not establish any new Deposit Account unless (1) it shall give Administrative Agent written notice of the establishment of any such new Deposit Account within thirty (30) days after the date such new Deposit Account was established, and (2) it shall cause Administrative Agent to obtain Control of such Deposit Account owned by Grantor, if applicable, pursuant to Section 2.8 of the Credit Agreement.  Administrative Agent agrees with Grantors that Administrative Agent shall not give a Control Notice or any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from any such Grantor with respect to funds from time to time credited to any Deposit Account unless an Event of Default has occurred and is continuing.

          (L)          Bailees.  Except as disclosed on Schedule 3.1(L) or any Inventory in transit to customers or any Equipment in transit or out for repair, (1) none of the Collateral is in the possession of any consignee, bailee, warehouseman, agent or processor and (2) no Collateral shall at any time be in the possession or control of any warehouse, bailee or Grantor’s agents or processors, without Administrative Agent’s prior written consent and unless, Administrative Agent, if Administrative Agent has so requested, has received warehouse receipts or bailee lien waivers satisfactory to Administrative Agent prior to the commencement of such possession or control.  If any Collateral with an aggregate value in excess of $100,000 is at any time in the possession or control of any warehouse, bailee or any of Grantors’ agents or processors (except as permitted in the first sentence of this subsection (L), each Grantor shall, upon the request of Administrative Agent, notify such warehouse, bailee, agent or processor of the Liens in favor of Administrative Agent, for the benefit of Administrative Agent, created hereby, shall instruct such Person to hold all such Collateral for Administrative Agent’s account subject to Administrative Agent’s instructions, and shall obtain such Person’s acknowledgement that it is holding the Collateral for Administrative Agent’s benefit.

          (M)          Collateral Description; Use of Collateral.  Each Grantor will furnish to Administrative Agent, from time to time upon reasonable request, statements and schedules further identifying, updating, and describing the Collateral and such other information, reports and evidence concerning the Collateral, as Administrative Agent may reasonably request, all in reasonable detail.  Grantor will not use or permit any Collateral to be used unlawfully or in violation of any provision of applicable law, or any policy of insurance covering any of the Collateral, except, with respect to such insurance policy, as would not reasonably be expected to result in a Material Adverse Effect.

          (N)          Collateral Filing Requirements; Collateral Records.  None of the Collateral is of a type in which Liens may be registered, recorded or filed under, or notice thereof given under, any federal statute or regulation except for Collateral described on the schedules to the Intellectual Property Security Agreement.  Each Grantor shall promptly notify Administrative Agent in writing upon acquiring any interest hereafter in Collateral that is of a type where a Lien may be registered, recorded of filed under, or notice thereof given under, any federal statute or regulation.  Each Grantor shall keep full and accurate books and Records relating to the Collateral and shall stamp or otherwise mark such books and records in such manner as Administrative Agent may reasonably request to indicate Administrative Agent’s Liens in the Collateral, for the benefit of Administrative Agent.

          (O)          Federal Claims.  Upon the request of Administrative Agent, (1) each Grantor shall notify Administrative Agent of any Collateral which constitutes a claim against the United States of America, or any State or municipal government or any department, instrumentality or agency thereof, the assignment of which claim is restricted by law and (2) each Grantor shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws and other comparable laws.

          3.2          Names and Locations.  Schedule 3.2 sets forth (A) all legal names and all other names (including trade names, fictitious names and business names) under which each Grantor  and each of their Subsidiaries currently conduct business, or has at any time during the past five years conducted business, (B) the name of any entity which each Grantor or any of their Subsidiaries have acquired in whole or in part or from whom each Grantor or any of their Subsidiaries has acquired a significant amount of assets within the past five years, (C) the location of each Grantor’s and each of its Subsidiaries’ principal place of business, (D) the state or other jurisdiction of organization for each Grantor and sets forth each Grantor’s organizational identification number or specifically designates that one does not exist, and (E) the location of each Grantor’s and each of their Subsidiaries’ books and Records and all Collateral.  The locations designated on Schedule 3.2 are Grantors’ sole locations for their respective businesses and the Collateral.  Each Grantor will give Administrative Agent at least ten (10) days advance written notice of any: (1) change of name of each Grantor, (2) change in the location of any Grantor’s books and records, (3) new location for any Grantor’s books and records, or (4) changes in Grantor’s state or other jurisdiction of organization or its organizational identification number.

          3.3          Title to Properties; Liens  Each Grantor and each of their Subsidiaries has good, sufficient and legal title to all of the Collateral and will have good, sufficient and legal title of all after-acquired Collateral, in each case, free and clear of all Liens except for the Permitted Encumbrances.  Administrative Agent has a valid, perfected and first priority Lien (subject to Permitted Encumbrances) in the Collateral, securing the payment of the Obligations and such Lien is entitled to all of the rights, priorities and benefits afforded by the UCC or other applicable law as enacted in any relevant jurisdiction which relates to perfected Liens.

          3.4          Insurance.  Each Grantor and each of their Subsidiaries maintain and shall continue to maintain adequate insurance policies and shall provide Administrative Agent with evidence of such insurance coverage for public liability, property damage, product liability, and business interruption with respect to their respective business and properties and the business and properties of their Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in similar businesses and in amounts acceptable to Administrative Agent. Beginning 10 days after the date hereof, each Grantor shall cause Administrative Agent at all times to be named as loss payee on all insurance policies relating to any Collateral and shall cause Administrative Agent at all times to be named as additional insured under all liability policies, in each case pursuant to appropriate endorsements in form and substance reasonably satisfactory to Administrative Agent and hereby collaterally assigns to Administrative Agent, as security for the payment of the Obligations all business interruption insurance.  No notice of cancellation has been received with respect to such policies.  Each Grantor and each of their Subsidiaries is in compliance with all conditions contained in such policies, except where any such noncompliance would not have a Material Adverse Effect.  Any proceeds received from any policies of insurance relating to any Collateral, shall be applied to the Obligations in accordance with the Credit Agreement.  Each Grantor shall provide Administrative Agent evidence of the insurance coverage and of the assignments and endorsements required by this Agreement promptly upon request by Administrative Agent and upon renewal of any existing policy.  If any Grantor elects to change insurance carriers, policies or coverage amounts, such Grantor shall notify Administrative Agent and provide Administrative Agent with evidence of the updated insurance coverage and of the assignments and endorsements required by this Agreement.  In the event any  Grantor fails to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may, but is not required to, purchase insurance at Grantors’ expense to protect Administrative Agent’s interests in the Collateral.  This insurance may, but need not, protect Grantors’ interests.  The coverage purchased by Administrative Agent may not pay any claim made by any Grantor or any claim that is made against any Grantor in connection with the Collateral.  Grantors may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Grantor has obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance for the Collateral, Grantors will be responsible for the costs of that insurance, including interest thereon and other charges imposed on Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance, and such costs may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Grantor are able to obtain on their own.

          3.5          Amendment of Schedule   Grantors may amend any one or more of the Schedules referred in this Section 3 (subject to prior notice to Administrative Agent, as applicable) and any representation, warranty, or covenant contained herein which refers to any such Schedule shall from and after the date of any such amendment refer to such Schedule as so amended; provided however, that in no event shall the amendment of any such Schedule constitute a waiver by Administrative Agent or any Lender of any Default or Event of Default that exists notwithstanding the amendment of such Schedule.

SECTION 4.   FURTHER ASSURANCES

          4.1          Further Assurances

          (A)          Collateral Documentation.  Each Grantor covenants and agrees that each Grantor shall perform, and shall cause each of its Subsidiaries to from time to time, execute such guaranties, financing or continuation statements, documents, security agreements, reports and other documents or deliver to Administrative Agent such instruments, certificates of title, or other documents as Administrative Agent at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations provided for in the Loan Documents.  Each Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail.

          (B)          Authorization of Administrative Agent.  Each Grantor hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect or otherwise protect the security interest granted to the Administrative Agent herein and hereby specifically ratifies all such actions previously taken by Administrative Agent. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Administrative Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

          4.2          [Reserved]

SECTION 5.   REMEDIES AND DISPOSITION OF COLLATERAL

          5.1          Remedies.  If any Event of Default shall have occurred and be continuing, in addition to and not in limitation of any other rights or remedies available to Administrative Agent at law or in equity, Administrative Agent may, and shall upon the satisfaction of certain conditions set forth in the Loan Documents, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) and may also (A) require each Grantor to, and each Grantor hereby agrees that it will, at its expense and upon request of Administrative Agent forthwith, assemble all or part of the Collateral as directed by Administrative Agent and make it available to Administrative Agent at a place to be designated by Administrative Agent which is reasonably convenient to both parties; (B)  without notice or demand or legal process, enter upon any premises of Grantors and take possession of the Collateral.  Each Grantor agrees that, to the extent notice of sale of the Collateral or any part thereof shall be required by law, at least ten (10) days notice to Grantor of the time and place of any public disposition or the time after which any private disposition (which notice shall include any other information required by law) is to be made shall constitute reasonable notification.  At any disposition of the Collateral (whether public or private), if permitted by law, Administrative Agent or any Lender may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, or licensing of the Collateral or any portion thereof for the account of Administrative Agent or such Lender.  Administrative Agent shall not be obligated to make any disposition of Collateral regardless of notice of disposition having been given.  Grantors shall remain liable for any deficiency.  Administrative Agent may adjourn any public or private disposition from time to time by announcement at the time and place fixed therefor, and such disposition may, without further notice, be made at the time and place to which it was so adjourned.  Administrative Agent is not obligated to make any representations or warranties in connection with any disposition of the Collateral.  To the extent permitted by law, each Grantor hereby specifically waives all rights of redemption, stay or appraisal, which it has or may have under any law now existing or hereafter, enacted.  Administrative Agent shall not be required to proceed against any Collateral but may proceed against each Grantor directly.

          5.2          Appointment of Attorney-in-Fact.  Each Grantor hereby constitutes and appoints Administrative Agent as Grantor’s attorney-in-fact with full authority in the place and stead of each Grantor and in the name of each Grantor, Administrative Agent or otherwise, from time to time in Administrative Agent’s discretion while an Event of Default is continuing to take any action and to execute any instrument that Administrative Agent may deem necessary or advisable to accomplish the purposes of this Agreement: (A) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (B) to enforce the obligations of any Account Debtor or other Person obligated on the Collateral and enforce the rights of Grantors with respect to such obligations and to any property that secures such obligations; (C) to file any claims or take any action or institute any proceedings that Administrative Agent may deem necessary or desirable for the collection of or to preserve the value of any of the Collateral or otherwise to enforce the rights of Administrative Agent and Lenders with respect to any of the Collateral; (D) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Administrative Agent in its sole discretion, and such payments made by Administrative Agent to become Obligations, due and payable immediately without demand; (E) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper or General Intangibles of Grantors and other Documents relating to the Collateral; and (F) generally to take any act required of any Grantor under Section 3 or Section 4 of this Agreement, and to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and Grantors’ expense, at any time or from time to time, all acts and things that Administrative Agent deems necessary to protect, preserve or realize upon the Collateral.  Each Grantor hereby ratifies and approves all acts of Administrative Agent made or taken pursuant to this subsection 5.2.  The appointment of Administrative Agent as Grantors’ attorney and Administrative Agent’s rights and powers are coupled with an interest and are irrevocable, so long as any of the Commitments hereunder shall be in effect and until indefeasible payment in full, in cash, of all Obligations.

          5.3          Limitation on Duty of Administrative Agent and Lenders with Respect to Collateral.  Beyond the safe custody thereof, Administrative Agent and each Lender shall have no duty with respect to any Collateral in its possession (or in the possession of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto.  Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property.  Neither Administrative Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouse, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Grantors or selected by Administrative Agent in good faith.

          5.4          Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Grantor irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Administrative Agent from or on behalf of Grantors, and Administrative Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Obligations in such manner as Administrative Agent may deem advisable notwithstanding any previous application by Administrative Agent.

          5.5          License of Intellectual Property.  Each Grantor hereby assigns, transfers and conveys to Administrative Agent, for the benefit of Administrative Agent and Lenders, effective upon the occurrence of any Event of Default hereunder, the non-exclusive right and license to use all Intellectual Property owned or used by each Grantor together with any goodwill associated therewith, all to the extent necessary to enable Administrative Agent to realize on the Collateral and any successor or assign to enjoy the benefits of the Collateral.  This right and license shall inure to the benefit of all successors, assigns and transferees of Administrative Agent and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license is granted free of charge and does not require the consent of any other person.

          5.6          Waivers; Non-Exclusive Remedies.  No failure on the part of Administrative Agent or any Lender to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Administrative Agent or any Lender of any right under this Agreement or any other Obligations, if any, preclude any other or further exercise thereof or the exercise of any other right.  The rights in this Agreement and the other Loan Documents are cumulative and shall in no way limit any other remedies provided by law.

SECTION 6.   MISCELLANEOUS

          6.1          Expenses and Attorneys’ Fees.  Whether or not the transactions contemplated hereby shall be consummated, each Grantor agrees to promptly pay all reasonable fees, costs and expenses incurred in connection with any matters contemplated by or arising out of this Agreement including the following, and all such reasonable fees, costs and expenses shall be part of the Obligations payable on demand and secured by the Collateral: (A) fees, costs and expenses incurred by Administrative Agent (including reasonable attorneys’ fees and expenses, the allocated costs of Administrative Agent’s internal legal staff and reasonable fees of environmental consultants, accountants and other professionals retained by Administrative Agent) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by this Agreement; (B) fees, costs and expenses incurred by Administrative Agent (including reasonable attorneys’ fees and expenses, the allocated costs of Administrative Agent’s internal legal staff and reasonable fees of environmental consultants, accountants and other professionals retained by Administrative Agent) incurred in connection with the review, negotiation, preparation, documentation, execution, syndication and administration of this Agreement any amendments, waivers, consents, forbearances and other modifications relating thereto or any subordination or intercreditor agreements, including reasonable documentation charges assessed by Administrative Agent for amendments, waivers, consents and any other documentation prepared by Administrative Agent’s internal legal staff; (C) fees, costs and expenses (including reasonable attorneys’ fees and allocated costs of internal legal staff) incurred by Administrative Agent in creating, perfecting and maintaining perfection of Liens in favor of Administrative Agent, on behalf of Administrative Agent and Lenders; (D) fees, costs and expenses incurred by Administrative Agent in connection with forwarding to Grantors the proceeds of the Loans including Administrative Agent’s or any Lender’s standard wire transfer fee; and (E) fees, costs, expenses (including reasonable attorneys’ fees and allocated costs of internal legal staff) of Administrative Agent or any Lender and costs of settlement incurred in collecting upon or enforcing rights against the Collateral or incurred in any action to enforce this Agreement or to collect any payments due from Grantors or any of their now or hereafter existing Subsidiaries under this Agreement or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders.

          6.2          Indemnity.  In addition to the payment of expenses pursuant to subsection 6.1, whether or not the transactions contemplated hereby shall be consummated, Grantors agree to indemnify, pay and hold Administrative Agent and each Lender, and the officers, directors, employees, agents, consultants, auditors, persons engaged by Administrative Agent or any Grantors, to evaluate or monitor the Collateral, affiliates and attorneys of Administrative Agent, Lender and such Lenders (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnity, in any manner relating to or arising out of this Agreement, the consummation of the transactions contemplated by this Agreement, the use or intended use of the proceeds of any of the Notes or the exercise of any right or remedy hereunder (the “Indemnified Liabilities”); provided that Grantors shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a final non-appealable judgment by a court of competent jurisdiction.

          6.3          Notices.  All notices required or permitted to be given under this Agreement shall be in conformance with Section 12.10 of the Credit Agreement.

          6.4          Survival of Representations and Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the parties set forth in subsections 6.1, 6.2, 6.6 and 6.10 shall survive the payment of the Obligations and the termination of this Agreement.

          6.5          Indulgence Not Waiver.  No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any Note shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          6.6          Marshaling; Payments Set Aside.  Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Grantor or any other party or against or in payment of any or all of the Obligations.  To the extent that any Grantor makes a payment or payments to Administrative Agent and/or any Lender or Administrative Agent and/or any Lender enforces its security interests or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

          6.7          Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

          6.8          Severability.  The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement, or the other Loan Documents.

          6.9          Headings.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

          6.10          Governing Law; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.  The terms of Sections 12.9 (“Governing Law”) and 12.13 (“Waiver of Jury Trial”) of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

          6.11          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, each Grantor may not assign its rights or obligations hereunder without the written consent of Lenders.

          6.12          No Fiduciary Relationship; No Duty; Limitation of Liabilities.

          (A)          No Fiduciary Relationship.  No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Administrative Agent or any Lender to any Grantor.

          (B)          No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Administrative Agent or any Lender shall have the right to act exclusively in the interest of Administrative Agent or such Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Grantor’s shareholders or any other Person.

          (C)          Limitation of Liabilities.  Neither Administrative Agent nor any Lender, nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Administrative Agent or any Lender shall have any liability with respect to, and each Grantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by each Grantor in connection with, arising out of, or in any way related to, this Agreement or any of the transactions contemplated by this Agreement.  Grantor hereby waives, releases, and agrees not to sue Administrative Agent or any Lender or any of Administrative Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the transactions contemplated by this Agreement, or any of the transactions contemplated hereby.

          6.13          Construction.  Each Grantor, Administrative Agent and each Lender each acknowledge that it has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel.  This Agreement shall be construed as if jointly drafted by Grantors and Administrative Agent.

          6.14          Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents, or supplements may be executed via telecopier or facsimile transmission in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

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          WITNESS the due execution of this Security Agreement by the respective duly authorized officers of the undersigned as of the date first written above.

THE PRINCETON REVIEW, INC., a Delaware corporation

By:	/s/ Andrew J. Bonanni

Name:	Andrew J. Bonanni
Title:	Chief Financial Officer and Treasurer

PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company

By:	/s/ Andrew J. Bonanni

Name:	Andrew J. Bonanni
Title:	Chief Financial Officer and Treasurer

GOLUB CAPITAL INCORPORATED, as Administrative Agent

By:	/s/ Lawrence E. Golub

Name:	Lawrence E. Golub
Title:	President

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